February 1998

FEDERATED PENNSYLVANIA INTERMEDIATE MUNICIPAL TRUST
Important News For Shareholders

The Board of Trustees of Federated Pennsylvania Intermediate Municipal Trust are submitting for your vote a proposal to reorganize the Trust into Federated Pennsylvania Municipal Income Fund.

Why is this occurring?
Federated Pennsylvania Intermediate Municipal Trust was established in 1993 and has assets of approximately $19 million. Although the Trust has performed competitively against its Lipper category, we do not see the potential to substantially increase assets in the future.

What class of shares will Federated Pennsylvania Intermediate Municipal Trust be merged into? Class A shares of Federated Pennsylvania Municipal Income Fund at net asset value.

Will there be tax consequences?
The transaction will be a tax-free reorganization. However, if a shareholder chooses to redeem shares from Federated Pennsylvania Intermediate Municipal Trust prior to the merger with Federated Pennsylvania Municipal Income Fund (Class A Shares), it will be a taxable event.

How do the funds compare?

(All Data as of 12/31/97) Federated Pennsylvania Federated Pennsylvania Intermediate Municipal Trust Municipal Income Fund (Class A)
Assets      $19.5 million     $232.6 million
Weighted Average Credit Quality     AA    AA
Weighted Average Duration     5.44 yrs    7.22 yrs
AMT (%)*    9.54% 16.5%
Fund Inception Date     12/93 10/90
* % of securities whose income may be subject to the Alternative Minimum Tax

Fund Performance:

(All Data as of 12/31/97)     Federated Pennsylvania  Federated Pennsylvania
      Intermediate Municipal Trust  Municipal Income Fund
            (Class A) No-Load 30 Day Distribution Yield 4.67% 4.94% 30 Day SEC Yield 4.19% 4.44% 1 Year Total Return 7.50% 9.34% 3 Year Annualized Total Return 8.68% 10.94% 5 Year Annualized Total Return NA 7.46% Annualized Total Return Since Inception 6.18% 8.53%

Past performance is not indicative of future results. Investment return and principal value will fluctuate so when shares are redeemed, they may be worth more or less than their original cost.

The Board of Trustees believes that this proposal is in the best interests of the Federated Pennsylvania Intermediate Municipal Trust shareholders and unanimously recommends that you vote for its approval.

Your vote is important to us, so please take a moment to sign and return your proxy card(s) in the enclosed postage paid envelope. If you have any question please do not hesitate to contact the fund at 1-800-341-7400. The 30-day SEC yield is calculated by dividing the net investment income per share for the thirty days ended on the date of the calculation by the maximum offering price per share on that date. The figure is compounded and annualized.

The 30 day distribution rate reflects actual distributions to shareholders. It is calculated by dividing the monthly annualized dividend plus short-term capital gains, if any by the average 30-day offering price.

In the absence of temporary expense waivers or reimbursements, the 30-day SEC yield for Federated Pennsylvania Municipal Income Fund would have been 4.19%. The 30-day SEC yield for Federated Pennsylvania Intermediate Municipal Trust would have been 2.29%. Total return would also have been lower.